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                                PRESS RELEASE

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Citizens Financial Services, FSB                       Suburbfed Financial Corp.
707 Ridge Road                                         Nasdaq Small Cap: SFSB
Munster, Indiana 46321                                 3301 W. Vollmer Road
(219) 836-5500                                         Flossmoor, Illinois 60422
                                                       (708) 210-2610

Contact:  Thomas F. Prisby                             Contact: Daniel P. Ryan
          Chairman and Chief Executive Officer                  Chairman, President and
          James W. Prisby                                       Chief Executive Officer
          President
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         December 29, 1997, Citizens Financial Services, FSB, Munster, Indiana
and SuburbFed Financial Corp. (Nasdaq SmallCap Market: SFSB), parent of
Suburban Federal Savings, a Federal Savings Bank, Flossmoor, Illinois,
announced today the execution of a definitive agreement pursuant to which
SuburbFed will merge with and into Citizens (the "Merger").  In connection with the Merger, Citizens will undertake to convert from a mutual to a stock institution ("Conversion") and form a holding company.  Under the terms of the agreement, each share of SuburbFed will be exchanged for shares of Citizens'
Common Stock with a value of $36.00, based on the initial public offering price of Citizens' Common Stock.  It is currently anticipated that the number of shares of Citizens' Common Stock that will be exchanged for each share of
SuburbFed Common Stock is 3.6 shares assuming the initial offering price of the
Citizens' Common Stock is $10.00 per share.  The transaction is expected to constitute a tax-free reorganization under the Internal Revenue Code, so that shareholders of SuburbFed who receive Citizens' Common Stock will not recognize gain or loss in connection with the exchange.

         Thomas F. Prisby, Chairman and Chief Executive Officer of Citizens, stated: "We are very pleased to announce the combination of these two outstanding community institutions whose franchises and operating philosophies complement each other. On a combined basis we will operate 24 full-service branch offices serving Chicago area communities located in Cook, DuPage and Will Counties in Illinois and Lake, Porter and La Porte Counties in Indiana. Furthermore, the capital raised in our stock conversion will facilitate greatly further growth and diversification of our combined companies." James W. Prisby, President of Citizens, added: "We look forward with great enthusiasm to extending to SuburbFed's customers our commitment to exceptional service and the convenience of our branch network."

         Daniel P. Ryan, Chairman, President and Chief Executive Officer of SuburbFed, commented as follows: "We are very excited about our proposed affiliation with Citizens. This combination will allow us to better serve consumers and businesses in our market area by broadening the products and services we offer to our customers. Moreover, Citizens shares our commitment to community involvement and quality customer service." Mr. Ryan went on to state that the Merger will provide





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SuburbFed shareholders with a strong return on their investment as well as a great opportunity to own stock in a strong community bank.

         Consummation of the Merger is subject to the approval of the shareholders of SuburbFed, the Conversion of Citizens and the receipt of all required regulatory approvals. It is anticipated that the Merger will be consummated simultaneously with the completion of the Conversion. The transaction is anticipated to close in the third quarter of 1998.

         Suburban Federal operates 12 banking offices in Chicago's Southland and adjacent areas, including 5 offices in Walt's Food Center locations. At September 30, 1997, SuburbFed had consolidated assets of $432.6 million and total stockholders' equity of $28.7 million.

         Citizen operates 12 banking offices in Northwest Indiana. At September 30, 1997, Citizens had consolidated assets of $746.9 million and total equity of $68.1 million.

         Charles Webb & Company, A Division of Keefe, Bruyette & Woods, Inc. acted as financial advisor to Citizens. Elias, Matz, Tiernan & Herrick, L.L.P. acted as special legal counsel to Citizens. Capital Resources, Inc. acted as financial advisor to SuburbFed. Silver, Freedman & Taff, L.L.P. acted as special legal counsel to SuburbFed.





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